EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S‑3 (No. 333‑274150) (Nos. 333‑171996, 333‑248426, 333‑266436, and 333‑281475) and on Forms S‑8 (Nos. 333‑171996, 333‑248426, and 333‑266436) of The First Bancshares, Inc. of our reports dated March 3, 2025, with respect to the consolidated financial statements of The First Bancshares, Inc. and the effectiveness of internal control over financial reporting, included in this Annual Report on Form 10‑K for the year ended December 31, 2024.

/s/ Forvis Mazars, LLP

Jackson, Mississippi
March 3, 2025